AMENDED AND RESTATED

OPERATING AGREEMENT

OF

BROADVISION (DELAWARE) LLC

(a Delaware limited liability company)

November 14, 2008

BROADVISION (DELAWARE) LLC

OPERATING AGREEMENT

This Operating Agreement (the “Operating Agreement”) of BroadVision (Delaware) LLC, a Delaware limited liability company (the “Company”), originally made as of August 15, 2007, is amended and restated as of November 14, 2008 by and among the members listed on Schedule A hereto.

Whereas, the Company was formed pursuant to the provisions of the Delaware Limited Liability Company Act (the “Act”), upon the filing of Certificate of Formation (the “Certificate”) with the Delaware Secretary of State on December 20, 2006; and

Whereas, the Members desire to enter into this Amended and Restated Operating Agreement in order to set forth their respective ownership interests in the Company and the principles by which the Company will be operated and governed in carrying on its business;

Now, Therefore, in consideration of mutual covenants and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Members agree as follows:

ARTICLE I

Definitions

1.1    Definitions.  The following terms used in this Operating Agreement shall have the following meanings (unless otherwise expressly provided herein):

(a)    “Accounting Period” shall be (i) the Company’s Fiscal Year if there are no changes in the Members’ respective interests in Company income, gain, loss or deductions during such Fiscal Year except on the first day thereof or (ii) any other period beginning on the first day of a Fiscal Year, or any other day during a Fiscal Year, upon which occurs a change in such respective interests, and ending on the last day of a Fiscal Year, or on the day preceding an earlier day upon which any change in such respective interest shall occur.

(b)    “Act” shall mean the Delaware Limited Liability Company Act, as amended.

(c)    “Additional Member” shall mean any Person who or that is admitted to the Company as an Additional Member pursuant to Article XII hereof.

(d)    “Adjusted Asset Value” with respect to any asset shall be the asset’s adjusted basis for federal income tax purposes, except as follows:

(i) The initial Adjusted Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset at the time of contribution, as determined by the contributing Member and the Board and shall be set forth on Schedule A;

(ii) The Adjusted Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Board, and the resulting unrecognized profit or loss allocated to the Capital Accounts of the Members pursuant to Article X, as of the following times:  (A) the grant of an additional interest in the Company by any new or existing Member; (B) the distribution by the Company to a Member of more than a de minimis amount of Company assets, unless all Members receive simultaneous distributions of either undivided interests in the distributed property or identical Company assets in proportion to their interests in Company distributions; and (C) the termination of the Company either by expiration of the Company’s term or the occurrence of an event of early termination; and (D) the liquidation of the Company within the meaning of Treasury Regulation §1.704-1(b)(2)(ii)(g).

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(iii) The Adjusted Asset Values of the Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m).

(e)    “Adjusted Capital Account,” with respect to any Member, shall mean the Member’s Capital Account as adjusted by the items described in Sections 1.704-2(g)(1), 1.704-2(i)(5) and 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Treasury Regulations.

(f)    “Affiliate” with respect to any Person, shall mean (i) any Person that beneficially holds, directly or indirectly, or otherwise controls, ten percent or more of such Person’s outstanding securities, (ii) any Person, ten percent or more of which Person’s outstanding securities are beneficially held, directly or indirectly, or are otherwise controlled, by such a Person, and (iii) any Person, ten percent or more of which Person’s outstanding securities are beneficially held, directly or indirectly, or are otherwise controlled, by a Person described in (i) above.

(g)    “Bankruptcy” of a Person shall mean (i) the filing by a Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under the U.S. Bankruptcy Code (or corresponding provisions of future laws) or any other federal, state or foreign insolvency law, or a Person’s filing an answer consenting to or acquiescing in any such petition, (ii) the making by a Person of any assignment for the benefit of its creditors or the admission by a Person of its inability to pay its debts as they mature or (iii) the expiration of 60 days after the filing of an involuntary petition under the Bankruptcy Code (or corresponding provisions of future laws) seeking an application for the appointment of a receiver for the assets of a Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal, state or foreign insolvency law, unless the same shall have been vacated, set aside or stayed within such 60 day period.

(h)   “Board” shall have the meaning set forth therefor in Section 4.1.

(i)    “Capital Account” as of any given date shall mean the Capital Account of each Member as specified in Section 9.3.

(j)    “Capital Contribution” shall mean the amount of money and the fair market value of any property contributed to the Company by a Member whenever made net of any liability of such Member assumed by the Company and any liability secured by property contributed by such Member.  Any reference to a capital contribution of a Member shall include the Capital Contribution made by a predecessor holder of any Shares held by such Member with respect to such Shares.

(k)    “Capital Transactions” shall mean a sale or other disposition, whether direct or indirect, of all or substantially all of the Company’s assets and any merger of the Company, in each case as a result of which the Members will no longer have an interest in the Company or the net assets of the Company are or will be distributed in full to the Members.

(l)     “Certificate” shall  have the meaning set forth therefor in the recitals hereof.

(m)   “Change in Control” means (i) any Transfer (including by way of merger, consolidation or other reorganization) in one transaction or a series of related transactions by the Company of the equity of the Company if the Members of the Company immediately prior to such transaction or series of related transactions own less than 50% of the Company’s voting power immediately after such transaction or series of related transactions, or (ii) a Capital Transaction.

(n)    “Class A Member” means each Member holding Class A Shares, with respect to such Class A Shares.  The initial Class A Member is BroadVision, Inc., which owns all 80 of the authorized Class A Shares.

(o)    “Class B Member” means each Member holding Class B Shares, with respect to such Class B Shares.  The initial Class B Member is CHRM LLC, which owns all 20 of the authorized Class B Shares.

(p)    “Code” shall mean the Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequent superseding federal revenue laws.

(q)    “Company” shall refer to BroadVision (Delaware) LLC.

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(r)    “Company Nonrecourse Liabilities” shall mean “nonrecourse liabilities” as characterized under Section 1.704-2(b)(3) of the Treasury Regulations.  Subject to the foregoing sentence, Company Nonrecourse Liabilities means liabilities of the Company (or a portion thereof) with respect to which none of the Members bears the Economic Risk of Loss (other than through the Member’s indirect interest as a Member in the Company assets subject to the liability).  Any liability of the Company to a Member and any liability guaranteed by a Member or with respect to which a Member has pledged personal assets (to the extent the Member may bear the burden of an economic loss attributable to the liability) shall not be classified as a Company Nonrecourse Liability.

(s)    “Company Property” shall mean any tangible and intangible personal property now owned or hereafter acquired by the Company, including, without limitation, all cash, cash equivalents, deposits, accounts receivable, stock, securities or any other property.

(t)    “Dissolution Event” shall have the meaning set forth therefor in Section 13.1.

(u)    “Distributable Cash” shall mean Net Operating Cash Flow; where “Net Operating Cash Flow” shall mean for any period the Operating Cash Flow for such period plus depreciation and amortization to the extent reflected in Operating Cash Flow for such period less (i) the capital expenditures of the Company for such period determined in accordance with GAAP, (ii) any changes in net working capital requirements to be met from Operating Cash Flow for such period as determined by the Board, (iii) all amounts distributed by the Company pursuant to Section 10.3(a) of this Operating Agreement, (iv) required payments under Company indebtedness for such period and (v) Reserves; and where “Operating Cash Flow” shall mean for any period the consolidated gross revenues of the Company for such period less all operating and nonoperating expenses of the Company for such period, including all charges of a proper character (including provision for taxes, if any, and current additions to reserves), all determined in accordance with GAAP applied on a basis consistent with the Company’s prior corresponding periods, if any.

(v)    “Economic Risk of Loss” shall have the meaning defined in Treasury Regulations Section 1.704-2(b)(4).

(w)    “Fiscal Year” shall mean the Company’s fiscal year.  The Company’s fiscal year-end shall be December 31.

(x)    “Funds From Operations” shall mean all Distributable Cash held by the Company which results from the operation of the business of the Company from whatever source, except for Funds From Capital Transactions and Capital Contributions.

(y)    “Funds From Capital Transactions” shall mean all Distributable Cash or other property held by the Company that results from a Change in Control.

(z)    “Invested Capital” shall mean the amount by which a Member’s Capital Contribution exceeds all distributions made to him through the date of determination.

(aa)   “Manager” shall mean Pehong Chen and any successor manager appointed in accordance with this Operating Agreement.

(bb)   “Member” shall mean the Class A Members and each of the Class B Members listed on Schedule A hereto, any Additional Member and any Substituted Member that is, as of a given time, a member of the Company.

(cc)   “Member Minimum Gain” shall mean, with respect to each Member Nonrecourse Debt, an amount equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i).

(dd)   “Member Nonrecourse Debt” shall mean any nonrecourse debt of the Company for which any Member bears the Economic Risk of Loss.

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(ee)   “Member Nonrecourse Deductions” shall mean, with respect to a Member Nonrecourse Debt, the excess, if any, of the net increase, if any, in the amount of Member Minimum Gain attributable to such Member Nonrecourse Debt during an Accounting Period over the aggregate amount of any distributions during such Accounting Period to such Member that bears the Economic Risk of Loss for such Member Nonrecourse Debt to the extent such distributions are from the proceeds of such Member Nonrecourse Debt and are allocable to an increase in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(2).

(ff)   “Net Profit or Net Loss” shall be an amount computed for each Accounting Period as of the last day thereof that is equal to the Company’s taxable income or loss for such Accounting Period, determined under the accrual method of accounting in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i)    Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profit or Net Loss pursuant to this Section 1.1(ff) shall be added to such taxable income or loss;

(ii)    Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Net Profit or Net Loss pursuant to this definition shall be subtracted from such taxable income or loss;

(iii)    Gain or loss resulting from any disposition of a Company asset with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Adjusted Asset Value of the asset disposed of rather than its adjusted tax basis;

(iv)    In the event of a distribution in kind of Company Property to the Members, the gain or loss that would result from a sale of such Company Property at fair market value shall be added to such taxable income or loss; and

(v)    Items that are specially allocated pursuant to Section 10.2 hereof shall not be taken into account in computing Net Profit or Net Loss.

(gg)   “Operating Agreement” shall mean this Amended and Restated Operating Agreement as originally executed and as amended in accordance with the terms of this Operating Agreement from time to time.

(hh)   “Person” shall mean any individual or corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or other entity, including any government or political subdivision or any agency or instrumentality thereof and the heirs, executors, administrators, legal representatives, successors, and permitted assigns of such “Person” where the context so admits.

(ii)    “Regulatory Allocations” shall mean the allocations pursuant to Sections 10.2(a) through 10.2(c) of this Operating Agreement.

(jj)    “Reserves” shall mean, with respect to any Fiscal Year, funds set aside or amounts allocated during such Fiscal Year to reserves that shall be maintained in amounts deemed sufficient by the Board for working capital and to pay taxes, insurance, debt service or other costs or expenses incident to the ownership or operation of the Company’s business.

(kk)    “Restricted Share Agreements” shall mean those certain agreements entered into from time to time between the Company and certain of the Members.

(ll)       “Securities Act” shall mean the Securities Act of 1933, as amended.

(mm)   “Shares” shall mean the capital Shares issued by the Company to the Members, which represent each Member’s interest in the Company.  The Company is authorized to issue Class A Shares and Class B Shares.

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(nn)    “Substitute Member” shall mean any Person who or that is admitted to the Company as a Substitute Member pursuant to Articles XI and XII of this Operating Agreement.

(oo)    “Transfer” means any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by request, devise or descent, or other transfer or disposition of any kind, including, but not limited to, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly, of any of the Shares.

(pp)    “Treasury Regulations” shall mean the Income Tax Regulations, including temporary regulations, promulgated under the Code, as amended from time to time.

ARTICLE II

Formation Of Company

2.1    Formation.  The Company was organized as a Delaware limited liability company under and pursuant to the Act upon the filing by the Company of its Certificate of Formation with the Delaware Secretary of State.

2.2    Name.  The name of the Company is BroadVision (Delaware) LLC.

2.3    Principal Place of Business.  The principal place of business of the Company shall be located in Redwood City, California.  The Company may locate its places of business and registered office at any other place or places as the Board may from time to time deem advisable.  The Board shall give prompt notice of any such change to each Member.

2.4    Registered Office and Registered Agent.  The Company’s registered office in the state of Delaware shall be at the office of its registered agent for service of process, and the name and address of its initial registered agent for service of process shall be Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.  The Managers may change the Company’s agent for service of process from time to time.

2.5    Term.  The Company’s existence commenced upon the filing with the Secretary of State of the State of Delaware of the Certificate and shall continue until the Company is dissolved in accordance with either the provisions of this Operating Agreement or the Act.

ARTICLE III

Purposes Of Company

3.1    Company Purposes.  The purpose of the Company is to engage in any lawful act or activity for which a limited liability company may be organized under the laws of the State of Delaware, incident, necessary, advisable or desirable to carry out the foregoing.  The Company shall have all powers available to limited liability companies under the Act to make and perform all contracts and to engage in all actions and transactions necessary or advisable to carry out the purposes of the Company.

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ARTICLE IV

Management of Company

4.1    Board of Managers.

(a)    The Company shall have a board of Managers (the “Board”), which shall initially consist of a single manager, but may be increased or decreased by the affirmative vote of the Class A Member.  The Managers shall be appointed by the Class A Member.

(b)    Subject to the provisions of law or any limitations in the Act, the business and affairs of the Company shall be managed and all powers, including without limitation, the redemption or repurchase of Shares, shall be exercised, by or under the direction of the Board; provided that no Manager shall have the authority to bind the Company unless authorized to do so by the Board.

(c)    Except as specifically set forth in this Operating Agreement, the Members hereby delegate all power and authority to manage the business and affairs of the Company to the Board.  The Board shall delegate the management of the day-to-day operation of the business of the Company to such officers as the Board determines appropriate; provided that the business and affairs of the Company shall be managed and all powers shall be exercised under the ultimate direction of the Board.

(d)    Except as otherwise expressly provided in this Agreement, the Members expressly waive, to the fullest extent permitted by law, any and all rights and benefits such Members might otherwise have under the Act.  Except as expressly provided in this Agreement, the Members shall have no right to petition a court for the dissolution of the Company.

4.2    Reimbursement of Expenses.  The Managers will receive from the Company reimbursement for all reasonable out-of-pocket expenses incurred in connection with their service as Managers in accordance with such guidelines as may be established by the Board from time to time.

4.3    Meetings of the Board of Managers; Action by the Board.
               (a)    The Board (and any committees thereof) shall meet at such times and from time to time as the members of the Board designate, upon reasonable notice to the members of the Board.

(b)    At all meetings of the Board, a majority of the Board members shall constitute a quorum for the transaction of business.  Unless otherwise expressly stated in this Agreement, the act of a majority of the Board members present at any meeting at which there is a quorum shall be the act of the Board.  The Board may also act by unanimous written consent.

(c)    Unless otherwise expressly stated in this Agreement, the approval of the Board will be deemed to be occasioned by the affirmative vote or consent of a majority of the members of the Board.

(d)    Any resolutions of or actions taken by the Board shall be binding and the officers shall be bound to act in accordance with any such recommendations or actions.

4.4    Committees of the Board.  The Board may designate one or more committees, each consisting of two or more Managers, to serve at the pleasure of the Board.  Any such committee shall have authority to act in the manner and to the extent provided in the resolution of the Board, and may have all the authority of the Board in the management of the business and affairs of the Company.

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4.5    Fiduciary Duties of the Managers.  A member of the Board shall perform the duties of a member of the Board, including duties as a member of any committee of the Board upon which the member may serve, in good faith, in a manner such member believes to be in the best interests of the Company and its equity holders and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances; provided, however, that if the Company is in a zone of insolvency, a member of the Board may also consider the best interests of the creditors in performing his or her duties as a member of the Board (in a manner consistent with Delaware corporate fiduciary duties).

4.6    Resignation.  A Manager may resign at any time by giving written notice to the Members.  The resignation of a Manager shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

4.7    Removal.  Any Manager may be removed as a Manager at any time, with or without cause, by the Class A Member.

4.8    Vacancies.  If a Manager ceases to be a Manager for any reason (other than a reduction in the number of Managers by the Class A Member), a successor Manager may be appointed by the Class A Member.

4.9    Managers’ Duty to Company.  Managers may have other business interests and may engage in other activities in addition to those relating to the Company.  Neither the Company nor any Member shall have any right, by virtue of this Operating Agreement, to share or participate in such other investments or activities of the Managers, its directors or officers or to the income or proceeds derived therefrom.

4.10    Additional Capital.  The Company shall not raise additional capital without the approval of the Managers.  No Member shall be required to make any additional contribution to the Company’s capital.

4.11    Reports to Members.  As soon as practicable after the end of any Fiscal Year but in any event within 120 days thereafter, the Board shall cause the Company to transmit to each Member of the Company and to each Person (or such Member’s or Person’s legal representative) who was a Member during any part of the Fiscal Year in question, a copy of the Member’s Schedule K-1 thereto.  Notwithstanding anything contained in this agreement to the contrary, the Members shall be permitted to inspect and copy any documents and records of the Company upon reasonable request.

ARTICLE V

Officers

5.1    Appointment of Officers.  The day-to-day management of the business and affairs of the Company may be vested in one or more officers, at the sole discretion of the Board.  The Board shall appoint such officers of the Company as the Board shall deem necessary and appropriate, which officers may include, but shall not be limited to: (a) Chief Executive Officer; (b) President; (c) one or more Vice Presidents; (d) Secretary; and (e) Treasurer or Chief Financial Officer. Any two or more of such offices may be occupied by the same person.  Unless and until otherwise determined by the Board, Pehong Chen shall serve as the Company’s Chief Executive Officer, Chief Financial Officer and Secretary.

5.2    Tenure and Duties of Officers.   Except where herein expressly provided to the contrary, and subject to the discretion of the Board, all decisions by the officers with respect to the day-to-day management of the Company shall be binding on the Company and each of the Managers and the Members shall not have rights of management, control, or approval over the day-to-day business and affairs of the Company.  Each officer shall carry out its fiduciary obligations to the Members to the extent required by applicable law, and subject to the provisions of Article VII.   Any officer may be removed, at any time, by the Board in its sole discretion.  Election of an additional officer or an officer to fill a vacancy, if any, shall be by the affirmative vote of the Board.  Each officer shall hold office at the pleasure of the Board and until his or her successor shall have been duly elected and qualified, unless sooner removed.

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5.3    Power and Authority of Officers.  In addition to the powers now or hereafter granted to an officer under the Act, subject to the conditions and limitations set forth in this Agreement, the officers shall have full power and authority to do all things deemed necessary or desirable to conduct the day-to-day business of the Company, including, without limitation, to take all actions, enter into all contracts and retain such services they deems necessary or desirable to carry out the Company business and to preserve Company assets and interests, to enter into agreements and execute instruments in the name of the Company on such terms as they deem advisable, and to execute loans, mortgages, deeds of trust and any other security agreements or documents incident to obtaining any financing deemed necessary or appropriate by the Board.

5.4    Prohibited Action.  The officers shall not, unless the Board has given prior written approval:

(a)    do any act in contravention of this Agreement in its present form or as amended;

(b)    do any act that would make it impossible to carry on the ordinary business of the Company;

(c)    confess a judgment against the Company;

(d)    settle any claim the Company may have against an officer or its Affiliates;

(e)    amend this Agreement if such amendment materially and adversely affects the rights or duties of a Member;

(f)    admit an additional officer or a substituted officer; or

(g)    take any action that would constitute a Capital Transaction or Change in Control.

To the extent the Board’s consent is required for any of the foregoing matters, the Board shall provide their consent or disapproval in writing to the officers within 15 days after request by the officers.  The failure of the Board to provide such written consent or disapproval within said time period shall be deemed disapproval by the Board to the matter under consideration.

ARTICLE VI

Rights And Obligations Of Members

6.1    Limitation of Liability.  Each Member’s liability shall be limited as set forth in the Act and other applicable law.  Except as otherwise provided by the Act or as specifically agreed in writing by a Member, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and the Members of the Company shall not be obligated personally for any of such debts, obligations or liabilities solely by reason of being a Member of the Company.

6.2    Nature of Rights and Obligations.  Except as otherwise expressly provided herein, nothing contained in this Operating Agreement shall be deemed to constitute a Member an agent or legal representative of the other Members.  A Member shall not have any authority to act for, or to assume any obligation or responsibility on behalf of, any other Member or the Company.

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6.3    Member Access to Records.  Upon written request of any Member, setting forth the purpose for such request, each Member shall have the right, during regular business hours, to inspect and copy such Company documents at the Member’s expense as are set forth in Section 10.7.

6.4    Certain Actions Requiring Member Approval.  Notwithstanding any other provision in this Operating Agreement to the contrary, without the approval of the Class A Member, the Company may not:

(a)    sell, exchange or otherwise dispose of all, or substantially all of the Company’s assets;

(b)    merge or consolidate the Company with or into any other entity;

(c)    establish additional classes of Shares or increase the number of authorized Shares;

(d)    alter the primary purpose of the Company;

(e)    take any act which would make it impossible to carry on the ordinary business of the Company; or

(f)    amend this Operating Agreement or the Company’s Certificate of Formation (other than an amendment to Schedule A to reflect permitted Transfers or issuances of Shares not prohibited hereby).

ARTICLE VII

Certain Matters Concerning

Members, Managers And Executive Officers

7.1    Liability of Members, Managers and Officers; Indemnification.

(a)    No Member, Manager or officer of the Company shall be liable, in damages or otherwise, to the Company or any Member for any act or omission performed or omitted to be performed by it in good faith (except for intentional misconduct or recklessness) pursuant to the authority granted to such Member, Manager or officer of the Company by this Operating Agreement or by the Act.

(b)    To the fullest extent permitted by the laws of Delaware, the Company shall indemnify and hold harmless each Member, Manager and their respective officers, directors, shareholders, members or partners and each Officer of the Company (each, an “Indemnitee”), from and against any and all losses, claims, demands, costs, damages, liabilities (joint or several), expenses of any nature (including reasonable attorneys’ fees and disbursements), judgments, fines, settlements and other amounts (“Damages”) arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which an Indemnitee may be involved, or threatened to be involved, as a party or otherwise, arising out of or incidental to the business of the Company, regardless of whether an Indemnitee continues to be a Member, Manager or an officer, director, shareholder, member or partner of such Member or Manager or an officer of the Company at the time any such liability or expense is paid or incurred, except for any Damages based upon, arising from or in connection with any act or omission of an Indemnitee committed without authority granted pursuant to this Operating Agreement or in bad faith or otherwise constituting recklessness or willful misconduct or gross negligence.

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(c)    Expenses (including reasonable attorneys’ fees and disbursements) incurred in defending any claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative, subject to Section 7.1(b) hereof, may be paid (or caused to be paid) by the Company in advance of the final disposition of such claim, demand, action, suit or proceeding upon receipt of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall ultimately be determined, by a court of competent jurisdiction from which no further appeal may be taken or the time for any appeal has lapsed (or otherwise, as the case may be), that the Indemnitee is not entitled to be indemnified by the Company as authorized hereunder or is not entitled to such expense reimbursement.

(d)    The indemnification provided by Section 7.1(b) hereof shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement or vote of the Members, as a matter of law or otherwise, both (i) as to action in the Indemnitee’s capacity as a Member, Manager or as an officer, director, shareholder, member or partner of a Member or Manager or as an Officer of the Company, and (ii) as to action in another capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, administrators and personal representatives of the Indemnitee.

(e)    Any indemnification hereunder shall be satisfied only out of the assets of the Company, and the Members shall not be subject to personal liability by reason of these indemnification provisions.

(f)    The indemnification provided by this Section 7.1 shall be in addition to any other rights to which each Indemnitee may be entitled under any agreement or vote of the Members, as a matter of law or otherwise, both as to action in the Indemnitee’s capacity as a Member or as an officer, director, employee, shareholder, member or partner of a Member or of an Affiliate, and shall inure to the benefit of the heirs, successors, assigns, administrators and personal representatives of the Indemnitee.

(g)    The Company may purchase and maintain insurance on behalf of one or more Indemnitees and other Persons against any liability which may be asserted against, or expense which may be incurred by, any such Person in connection with the Company’s activities, whether or not the Company would have the power to indemnify such Person against such liability under the provisions of this Operating Agreement.

(h)    An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.1 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Operating Agreement.

(i)    The provisions of this Section 7.1 are for the benefit of each Indemnitee and its heirs, successors, assigns, administrators and personal representatives, and shall not be deemed to create any rights for the benefit of any other Persons.

7.2    Other Matters Concerning the Members, Managers and Officers of the Company.

(a)    Each Member, Manager and officer of the Company may rely on, and shall be protected in acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b)    For purposes of this Operating Agreement, each Member, Manager and officer of the Company may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, other consultants and advisers reasonably selected by it and any written advice or written opinion of any such Person as to matters which such Member, Manager and officer of the Company reasonably believes to be within such Person’s professional or expert competence, and any act or omission, if done or omitted to be done in good faith reliance upon any such advice or opinion, will be conclusively presumed not to constitute fraud or willful or reckless misconduct.

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ARTICLE VIII

Meetings Of Members

8.1    Meetings.  Meetings of the Members shall be held at such date and time as the Board may fix from time to time.  Additionally, a special meeting may be called by any Member or Members holding more than 40% of the Shares.

8.2    Place of Meetings.  The Board may designate any place within the United States as the place of meeting for any meeting of the Members.  If no designation is made, or if a special meeting is called by any Member or Members pursuant to Section 8.1, the place of meeting shall be the principal executive office of the Company.

8.3    Notice of Meetings.  Except as provided in Section 8.6, written notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered not less than five nor more than 60 days before the date of the meeting, either personally or by mail, by or at the direction of the Board or person calling the meeting, to each Member entitled to vote at such meeting.  If mailed, such notice shall be deemed to be delivered as provided in Section 14.1.

8.4    Meeting of all Members.  If all of the Members consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice, and at such meeting lawful action may be taken.

8.5    Record Date.  For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any distribution, or in order to make a determination of Members for any other purpose, the date on which notice of the meeting is mailed or the date on which the resolution declaring such distribution is adopted, as the case may be, shall be the record date for such determination of Members.  When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Section 8.5, such determination shall apply to any adjournment thereof.

8.6    Quorum.  Members holding a majority of the Class A Shares, present in person or represented by proxy, shall constitute a quorum at any meeting of Members.  In the absence of a quorum at any such meeting, Members holding a majority of the Class A Shares so represented may adjourn the meeting from time to time for a period not to exceed 60 days without further notice.  However, if the adjournment is for more than 60 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record entitled to vote at the meeting.  At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.  The Members present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal during such meeting of Members holding Interests whose absence would cause less than a quorum.

8.7    Manner of Acting.  The affirmative vote of Class A Members holding a majority of the Class A Shares shall be the act of the Members unless the vote of a greater or lesser proportion or number is otherwise required by the Act or this Operating Agreement.  The Class B Shares shall have no voting rights.

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8.8    Proxies.  At all meetings of Members, a Member may vote in person or by proxy executed in writing by the Member or by a duly authorized attorney-in-fact.  Such proxy shall be filed with the Board before or at the time of the meeting.  No proxy shall be valid after 11 months from the date of its execution, unless otherwise provided in the proxy.

8.9    Action by Members Without a Meeting.  Action required or permitted to be taken at a meeting of Members may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed and delivered to the Secretary within 60 days of the record date for that action, by Members having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all Members entitled to vote on that action were present and voted.  All such consents shall be delivered to the Secretary of the Company for inclusion in the minutes or for filing with the Company records.  Action taken under this Section 8.9 is effective when consents from the Members whose aggregate Shares are required to authorize the proposed action shall have been received by the Secretary unless the consent specifies a different effective date.  Any Member giving a written consent may revoke the consent by a writing received by the Secretary before written consents representing the number of votes required to authorize the proposed action have been received by the Secretary.  The record date for determining Members entitled to take action without a meeting shall be the date the first Member signs a written consent.  If the consents of all Members entitled to vote have not been solicited in writing, and if the unanimous written consent of all such Members shall not have been received, the Secretary shall give prompt notice of any action approved by the Members without a meeting to those Members entitled to vote on such matters who have not consented thereto in writing.

8.10    Waiver of Notice.  When any notice is required to be given to any Member, a waiver thereof in writing signed by the person entitled to such notice, whether before, at or after the time stated therein, shall be equivalent to the giving of such notice.

ARTICLE IX

Contributions To The Company,

Shares And Capital Accounts

9.1    Capital Contributions. The Capital Contributions, if any, of each Member have been made and are set forth on Schedule A hereto, as are the Share holdings of each Member.

No Member shall be required to make an additional Capital Contribution.

9.2    Shares.  As of the date hereof, each Member’s interest in the Company shall be represented by Shares of membership interest.  The Company has authorized the issuance of 100 Shares of which 80 are Class A Shares and 20 are Class B Shares.  The number of Shares held by each Member as of the date hereof is set forth on Schedule A.  Additional Shares (including new classes or series of Shares) may from time to time be issued by the Board in accordance with this Operating Agreement.

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9.3    Capital Accounts.

(a)    A separate Capital Account will be maintained for each Member.

(i)    To each Member’s Capital Account there shall be credited (A) such Member’s Capital Contributions, (B) such Member’s distributive share of Net Profits and any items in the nature of income or gain that are specially allocated pursuant to Section 10.2, and (C) the amount of any Company liabilities assumed by such Member or that are secured by any Property distributed to such Member;

(ii)    To each Member’s Capital Account there shall be debited (A) the amount of money and the fair market value of any Property distributed to such Member pursuant to any provision of this Operating Agreement, (B) such Member’s distributive share of Net Losses and any items in the nature of expenses or losses that are specially allocated pursuant to Section 10.2, and (C) the amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company.

(b)    In the event of a permitted sale or exchange of all or part of a Member’s interest in the Company, the Capital Account of the transferor shall become the Capital Account of the transferee to the extent it relates to the transferred interest.

(c)    The manner in which Capital Accounts are to be maintained pursuant to this Section 9.3 is intended, and shall be construed so as, to comply with the requirements of Code Section 704(b) and the Treasury Regulations promulgated thereunder.

(d)    The Members’ Capital Accounts are subject to adjustment as provided in Section 1.1(e).

9.4    Withdrawal of Capital.  A Member shall not be entitled to demand or receive from the Company the liquidation of his interest in the Company until the Company is dissolved in accordance with the provisions hereof and other applicable provisions of the Act.

ARTICLE X

Allocations, Income Tax Elections And Reports

10.1    Allocation of Profits and Losses.

(a)    Allocation of Net Profits.  Except as provided in Section 10.1(c), the Net Profits of the Company for each Accounting Period shall be allocated among the Class A Members in proportion to their respective Class A Shares.

(b)    Allocation of Net Losses.  Except as provided in Section 10.1(d), the Net Losses of the Company for each Accounting Period shall be allocated among the Members as follows:

(i)    First, among the Class A Members in proportion to and in the amount of the excess, if any, of the Net Profits allocated under Section 10.1(a) after the date of this Operating Agreement but not distributed over allocations of Net Loss after the date of this Operating Agreement;

(ii)    Second, to the Members in proportion to their respective Capital Account Balances until allocation of Net Losses to any such Member would result in such Member having an Adjusted Capital Account balance less than zero (0) at the end of such Accounting Period;

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(iii)    Third, to any Members with positive Adjusted Capital Account balances in proportion to such positive Adjusted Capital Account balances; and

(iv)    Then, after all Members have an Adjusted Capital Account balance of zero, to all Members in proportion to their respective Shares.

(c)    Allocation of Net Profit from a Capital Transaction.  The Net Profit from a Capital Transaction shall be allocated as follows:

(i)    First, to each Member until its Capital Account balance is equal to the amount of its Invested Capital, pro rata in proportion to the maximum amount allocable to each Member under this Section 10.1(c)(i); and

(ii)    Then, to the Members pro rata in proportion to their respective Shares.

(d)    Allocation of Net Loss from a Capital Transaction.  The Net Loss from a Capital Transaction shall be allocated as follows:

(i)    First, among the Members in proportion to and in the amount of the excess, if any, of the undistributed Net Profits previously allocated under Section 10.1(a) over prior allocations of Net Loss;

(ii)    Second, to the Members in proportion to their respective Adjusted Capital Account balances until the allocation of Net Loss to any Member would result in such Member having an Adjusted Capital Account balance less than zero;

(iii)   Third, to any Members with positive Adjusted Capital Account balances in proportion to such Adjusted Capital Account balances; and

(iv)    Then, to all Members in proportion to their respective Shares.

10.2    Special Allocations.

Notwithstanding Section 10.1,

(a)    Qualified Income Offset.  In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Section 1.704-l(b)(2)(ii)(d)(4), (5) or (6) of the Treasury Regulations, items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the deficit balance of the Adjusted Capital Account of such Member as quickly as possible; provided that an allocation pursuant to this Section 10.2(a) shall only be made if and to the extent such Member would have a deficit balance in its Adjusted Capital Account after all other allocations provided for in Section 10.1 and Section 10.2 have been made as if this Section 10.2(a) were not in this Operating Agreement.

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(b)    Gross Income Allocation.  In the event any Member has a deficit Capital Account at the end of any Accounting Period which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provision of this Operating Agreement, if any, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulations Sections l.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 10.2(b) shall only be made if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in Section 10.1 and Section 10.2 have been made as if Section 10.2(a) hereof and this Section 10.2(b) were not in this Operating Agreement.

(c)    Minimum Gain Chargeback.  This Section 10.2(c) hereby incorporates by reference the “minimum gain chargeback” provisions of Treasury Regulation Section 1.704-2.  In general, upon a reduction of the Company’s minimum gain, the preceding sentence shall require that items of income and gain be allocated among the Members in a manner that reverses prior allocations of Nonrecourse and Member Nonrecourse deductions (as defined in such Treasury Regulations) as well as reductions in the Members’ Capital Account balances resulting from distributions that are allocable to increases in the Company’s minimum gain.  Subject to the provisions of Section 704 of the Code and the regulations thereunder, if the Board determines at any time that operation of such “minimum gain chargeback” provisions likely will not achieve such a reversal by the conclusion of the liquidation of the Company, the Board shall adjust the allocation provisions of this Section 10.2(c) as necessary to preserve as best as possible the underlying economic objectives of the Members.

(d)    Curative Allocations.  The allocations set forth in Sections 10.2(a), (b) and (c) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations.  It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 10.2(d).  Therefore, notwithstanding any other provision of this Section 10 (other than the Regulatory Allocations), the Company shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner the Board determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had the Regulatory Allocations not been part of the Agreement and all Company items were allocated pursuant to Section 10.1.

(e)    Code Section 704(c) Allocations.  In accordance with Code Section 704(c) and the Treasury Regulations thereunder:

(i)    Income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for income tax purposes, be allocated among the Members so as to take account of any variation between the adjusted tax basis of such property to the Company and its initial Adjusted Asset Value.  Such allocation shall be made in accordance with the traditional method with curative allocations described by § 1.704-3(c) of the Treasury Regulations.

(ii)    In the event the Adjusted Asset Value of any Company asset is adjusted pursuant to Section 1.1(d)(ii) hereof, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for Federal income tax purposes and its Adjusted Asset Value in the same manner as under Code Section 704(c) and the Treasury Regulations thereunder.

(f)    Company Nonrecourse Deductions.  Any Company Nonrecourse Deductions for any Fiscal Year or Accounting Period shall be allocated to the Members in accordance with their respective Interests.

(g)    Member Nonrecourse Deductions.  Any Member Nonrecourse Deductions for any Fiscal Year or Accounting Period shall be specially allocated to the Member who bears the Economic Risk of Losses with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i).

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(h)    Company Minimum Gain Chargeback.  Notwithstanding any other provision of this Article X, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to the greater of (i) the portion of such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g), that is allocable to the disposition of Company Property subject to such Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(f), or (ii) the negative balance standing in such Member’s Capital Account.  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.  The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f)(6).  This Section 10.3(c) is intended to comply with the minimum gain chargeback requirements set forth in Treasury Regulations Section 1.704-2(f)(6) and shall be interpreted consistently therewith.

(i)    Member Minimum Gain Chargeback.  Notwithstanding any other provision of this Article X (except Section 10.3(c), which shall be applied first), if there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year or Accounting Period, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such year (and if necessary, subsequent years) in an amount equal to the greater of (i) the portion of such Member’s share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), that is allocable to the disposition of Company Property subject to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4) or (ii) the negative balance standing in such Member’s Capital Account.  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.  The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(i)(4).  This Section 10.3(d) is intended to comply with the minimum gain chargeback requirements set forth in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

10.3    Distributions.

(a)    Mandatory Distributions.  Subject to applicable law and any limitations contained elsewhere in this Operating Agreement, the Board shall distribute cash to the Members pro rata based on their respective allocable shares of the Company’s taxable income for the Fiscal Year in an amount equal to the product of (i) the Tax Percentage and (ii) the Company’s taxable income for such Fiscal Year determined in accordance with Section 703(a) of the Code as reflected on the Schedule K-1’s in respect of each Share (reduced by distributions made to such member during such Fiscal Year pursuant to Sections 10.3(b) and (c)).  For purposes hereof, “Tax Percentage” shall mean initially 45% and shall be adjusted from time to time by the Board in response to changes in the tax rates applicable to individuals under the Code and under the state income tax laws of the State of California and in response to any other factors which cause the distributions under this Section 10.3(a) to be less than a Member’s tax liability in respect of each Share.

(b)    Distributions of Funds From Operations.  Subject to applicable law and any limitations contained elsewhere in this Operating Agreement, including Section 10.3(e), the Board may elect from time to time to distribute Funds From Operations to the Class A Members, and such distributions shall be to all Class A Members, pro rata in proportion to the Shares held by the Class A Members.

(c)    Distributions of Funds From Capital Transactions.  Subject to applicable law and any limitations contained elsewhere in this Operating Agreement, the Managers shall distribute Funds From Capital Transactions to the Members.  Any distribution of Funds From Capital Transactions made under this Section 10.3(c) shall be made to the Members in the amounts of and in proportion with their Adjusted Capital Account balances.

(d)    Tax Withholding.  The Company shall comply with withholding requirements under federal, state and local law and shall remit amounts withheld to, and file required forms with, the applicable jurisdictions.  To the extent the Company is required to withhold and pay over any amounts to any authority with respect to distributions or allocations to any Member, the amount withheld shall be treated as a distribution in the amount of the withholding to that Member.  If the amount of withholding tax paid by the Company was not withheld from actual distributions, the Company may, at its option, (i) require the Member to promptly reimburse the Company for such withholding or (ii) reduce any subsequent distributions by the amount of such withholding.  Each Member agrees to furnish the Company with any representations and forms as shall reasonably be requested by the Company to assist it in minimizing or eliminating and in determining the extent of, and in fulfilling, its withholding obligations.

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(e)    Limitation on Distributions; Unvested Shares.  Cash otherwise distributable to a Member with respect to Shares that are unvested under any agreement between the Member and the Company shall be retained by the Company and shall be distributed to the Member without interest as and when such Shares vest, or if such unvested Shares fail to vest and are cancelled, to all other Members in proportion to their respective Shares.  To the extent any unvested Shares are cancelled, the affected Member’s Capital Account shall be reduced by the amount of any undistributed Net Profit previously allocated to such Member’s Capital Account with respect to the cancelled unvested Shares and the amount of such reduction shall be allocated to the Capital Accounts of the other Members in proportion to their respective Shares.

10.4    Limitation Upon Distributions.

(a)    No distribution shall be declared and paid to a Member in violation of the Act.

(b)    A Member who receives a distribution in violation of the Act shall be liable to the Company for the amount of the distribution to the extent provided in the Act.

(c)    No distribution shall be made to a Member to the extent such distribution would create or increase a deficit in such Member’s Capital Account.

10.5    Accounting Principles.  For financial accounting purposes, the profits and losses of the Company shall be determined in accordance with generally accepted accounting principles applied on a consistent basis under the accrual method of accounting.

10.6    Interest on and Return of Capital Contributions.  No Member shall be entitled to interest on its Capital Contribution or to return of its Capital Contribution.  In addition, no Member shall have the right to withdraw any portion of such Member’s Capital Account.  Except as required by the Company, no Member shall be personally liable to any other Member for the return of any Capital Contributions (or any additions thereto), it being agreed that any distribution as may be made from time to time shall be made solely from the assets of the Company and only in accordance with the terms of this Operating Agreement.

10.7    Records and Reports.  At the expense of the Company, the Board shall maintain records and accounts of all operations and expenditures of the Company for a period of five years from the end of the Fiscal Year during which the last entry was made on such record, the first two years in the principal office of the Company.  At a minimum the Company shall keep the following records:

(a)    A current list of the full name and last known business address of each Manager and each Member;

(b)    A copy of the Certificate and all amendments thereto, together with executed copies of any written powers of attorney pursuant to which the Operating Agreement and any certificate and all amendments thereto have been executed;

(c)    Copies of the Company’s federal, foreign, state and local income tax returns and reports, if any, for the three  most recent years;

(d)    Copies of the Operating Agreement and all amendments thereto;

(e)    True and full information regarding the status of the business and financial condition of the Company, including financial statements of the Company for the three most recent years; and

(f)    True and full information regarding the amount of cash and a description and statement of the agreed value of any other property or services contributed by each Member and which each Member has agreed to contribute in the future, and the date on which each became a Member.

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10.8    Returns and Other Elections.  The Board shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business.  Copies of such returns, or pertinent information therefrom, shall be furnished to the Members within a reasonable time after the end of the Company’s Fiscal Year.  All elections permitted to be made by the Company under federal or state laws shall be made by the Board in its discretion.

10.9    Tax Matters Partner.  BroadVision, Inc. is hereby designated the Tax Matters Partner of Company for purposes of Chapter 63 of the Code and the Treasury Regulations thereunder.  The Tax Matters Partner shall employ experienced tax counsel to represent the Company in connection with any audit or investigation of the Company by the Internal Revenue Service and in connection with all subsequent administrative and judicial proceedings arising out of such audit.  If the Tax Matters Partner is required by law or regulation to incur fees and expenses in connection with tax matters not affecting all the Members, then the Tax Matters Partner may, in its sole discretion, seek reimbursement from those Members on whose behalf such fees and expenses were incurred.  The Tax Matters Partner shall keep the Members informed of all administrative and judicial proceedings, as required by Section 6223(g) of the Code, and shall furnish to each Member, if such Member so requests in writing, a copy of each notice or other communication received by the Tax Matters Partner from the Internal Revenue Service, except such notices or communications as are sent directly to such requesting Member by the Internal Revenue Service.  The relationship of the Tax Matters Partner to the Members shall be that of a fiduciary, and the Tax Matters Partner shall have fiduciary obligations to perform its duties as Tax Matters Partner in such manner as will serve the best interests of the Company and all of the Company’s Members.  Except as set forth above, the Company will bear all expenses incurred by the Tax Matters Partner in carrying out his duties as such.  To the fullest extent permitted by law, the Company agrees to indemnify the Tax Matters Partner and its agents and save and hold them harmless, from and in respect to all (i) fees, costs and expenses in connection with or resulting from any claim, action or demand against the Tax Matters Partner or the Company that arise out of or in any way relate to the Tax Matters Partner’s status as Tax Matters Partner for the Company, and (ii) all such claims, actions, and demands and any losses or damages therefrom, including amounts paid in settlement or compromise of any such claim, action or demand; provided that this indemnity shall not extend to conduct by the Tax Matters Partner adjudged (i) not to have been undertaken in good faith the Company or (ii) to have constituted recklessness, gross negligence or intentional wrongdoing by the Tax Matters Partner.  The Tax Matters Partner may be changed by the Board.

ARTICLE XI

                                                  Transferability

11.1    Restrictions on Transferability
        (a)    Except as provided in Section 11.3, no Member shall Transfer its interest in the Company without the prior written consent of the Board.

            (b)    In addition to other restrictions on transfer contained herein, each Member agrees that it will not make any Transfer of all or any part of its interest in the Company which will result in the violation by it or by the Company of the Securities Act of 1933 or any other applicable securities laws.

11.2    Exempt Transfers. Anything to the contrary herein notwithstanding, the following transactions shall be exempt from the restriction on transfer provided in Section 11.1:

(a)    A Member’s Transfer during such Member’s lifetime to such Member’s immediate family or to or from any trustee for the benefit of such Member or such Member’s immediate family (i.e., spouse, lineal descendant, father, mother, brother or sister).

(b)    A Member’s Transfer to any person on death whether by will, trust or intestacy.

(c)    A Transfer to the Company.

In any such case, the Transferee shall receive and hold such interest subject to the provisions of this Operating Agreement, including this Article XI, as a Substitute Member, and there shall be no further transfer except in compliance with this Article XI.

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11.3    No Effect To Transfers In Violation Of Operating Agreement.  Any purported transfer in violation of this Article XI shall be null and void and the purported Transferee shall become neither a Member nor a holder of any interest in the Company whatsoever.

ARTICLE XII

Additional And Substitute Members; Removal of Members

12.1    Admission of Additional Members and Substitute Members.  Any Person acceptable to the Board may, subject to the terms and conditions of this Operating Agreement (including Sections 6.4 and 12.2), become an Additional Member of the Company by the purchase of new Shares for such consideration as the Board shall determine in accordance with the terms of this Operating Agreement.  The Board may, without the consent of any Member, issue additional Shares out of the authorized Shares.

12.2    Allocations to Additional Members and Substitute Members.  No Additional Member or Substitute Member shall be entitled to any retroactive allocation of losses, income or expense deductions incurred by the Company.

ARTICLE XIII

Dissolution And Termination

13.1    Dissolution.  The Company shall be dissolved upon the occurrence of any of the following events (a “Dissolution Event”):

(a)    the written agreement of the Board; or

(b)    the entry of a decree of judicial dissolution under the Act.

13.2    Effect of Filing of Certificate of Cancellation.  The Company shall cease to carry on its business, except insofar as may be necessary for the winding up of its business, upon the occurrence of a final dissolution event, but its separate existence shall continue until a Certificate of Cancellation has been filed with the Secretary of State of Delaware or until a decree dissolving the Company has been entered by a court of competent jurisdiction.

13.3    Distribution of Assets Upon Dissolution.  In settling accounts after dissolution, the liabilities of the Company shall be entitled to payment in the order of priority as provided by law in satisfaction of all liabilities and obligations of the Company whether by payment or the establishment of reasonable reserves therefor.  The remaining assets of the Company shall be distributed to the Members in accordance with Section 10.3(c).

13.4    Winding Up.  Except as provided by law, upon dissolution, each Member shall look solely to the assets of the Company for the return of its Capital Contribution.  If the Company Property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the Capital Contribution of each Member, such Member shall have no recourse against any other Member.  The winding up of the affairs of the Company and the distribution of its assets shall be conducted exclusively by the Board, who subject to the terms of this Operating Agreement, are hereby authorized to take all actions necessary to accomplish such distribution, including without limitation, selling any Company assets the Board deems necessary or appropriate to sell.

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13.5    Filing of Certificate of Cancellation.

(a)    When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets have been distributed to the Members, a Certificate of Cancellation shall be executed and filed with the Delaware Secretary of State, which certificate shall set forth the information required by the Act.

(b)    Upon the acceptance of the Certificate of Cancellation, the existence of the Company shall cease, except for the purpose of suits, other proceedings and appropriate action as provided in the Act.

ARTICLE XIV

Miscellaneous Provisions

14.1    Notices.  Any notice, demand or communication required or permitted to be given by any provision of this Operating Agreement shall be in writing and shall be deemed effectively given or delivered upon receipt.  Any such notice, demand or communication may be given: (a) by personal delivery to the party to be notified; (b) by confirmed telex, telegraph, facsimile or electronic mail; or (c) by mail or courier.  All communications shall be delivered to a Manager, a Member or the Company, as appropriate, to such Manager’s, such Member’s or the Company’s address (including electronic mail address) or facsimile number as such appears in the Company’s records as of the date hereof or to such other address or facsimile number as such Member, such Manager or the Company may designate by ten days advance written notice to the other parties hereto.

14.2    Application of Delaware Law.  This Operating Agreement, and the application or interpretation hereof, shall be governed exclusively by its terms and by the laws of the State of Delaware (without giving effect to principles of conflicts of laws).

14.3    Waiver of Action for Partition.  Each Member irrevocably waives during the term of the Company any right that it may have to maintain any action for partition with respect to the property of the Company.

14.4    Amendments.  This Operating Agreement may be amended by the Board or the Class A Member.

14.5    Execution of Additional Instruments.  Each Member hereby agrees to execute such other and further statements of interest and holdings, designations, powers of attorney and other instruments necessary to comply with any laws, rules or regulations.

14.6    Construction.  Whenever the singular number is used in this Operating Agreement and when required by the context, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders and vice versa.  This Operating Agreement is prepared and executed in the English language only and any translation of this Operating Agreement into any other language shall have no effect.

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14.7    Attorneys’ Fees.  In any judicial action or proceeding between the parties to enforce any of the provisions of this Operating Agreement regardless of whether such action or proceeding is prosecuted to judgment and in addition to any other remedy, the unsuccessful party shall pay to the successful party all costs and expenses, including reasonable attorneys’ fees, which shall include the reasonable value of the services of staff attorney, incurred therein by the successful party.

14.8    Headings.  The headings in this Operating Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Operating Agreement or any provision hereof.

14.9    Waivers.  The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Operating Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

14.10    Rights and Remedies Cumulative.  The rights and remedies provided by this Operating Agreement are cumulative, and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies.  Such rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

14.11    Severability.  If any provision of this Operating Agreement or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Operating Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

14.12    Heirs, Successors and Assigns.  Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Operating Agreement, their respective heirs, legal representatives, successors and assigns.

14.13    Creditors.  None of the provisions of this Operating Agreement shall be for the benefit of or enforceable by any creditor of the Company.

14.14    Counterparts.  This Operating Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

14.15    No Third Party Beneficiaries.  It is understood and agreed among the parties that this Operating Agreement and the covenants made herein are made expressly and solely for the benefit of the parties hereto, and that no other Person, other than an Indemnitee under Article VII hereof (but only in respect of the rights under such Article VII), shall be entitled or be deemed to be entitled to any benefits or rights hereunder, nor be authorized or entitled to enforce any rights, claims or remedies hereunder or by reason hereof.

14.16    Fees And Commissions.  Each Member hereby represents and warrants to the others that, it has not engaged or dealt with any other person or party who may have any claim against the Company or such Member for brokerage or other commissions or finder’s or other similar fees in connection with formation of the Company.  Each Member hereby agrees to indemnify the others and hold the others harmless from and against all loss, cost, damage, and expense whatsoever which the others may suffer or incur by reason of any claim for a brokerage or finder’s or similar based on contracts, agreements, or understandings made or allegedly made by the indemnifying party.

14.17    Warranty Of Authority.  Each Member hereby represents and warrants to the others that such Member has full power and lawful authority to enter into and carry out the terms and provisions of this Operating Agreement and that all actions necessary to confer such power and authority upon the persons executing this Operating Agreement have been taken.

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In Witness Whereof, the parties hereto have executed this Operating Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Manager:

/s/ Pehong Chen

Pehong Chen

Class A Member:

BroadVision, Inc.

By: /s/ Pehong Chen

Pehong Chen
Chief Executive Officer

Class B Member:

CHRM LLC

By: /s/ Pehong Chen

Pehong Chen
            Manager

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Schedule A

MEMBERS’ NAMES, ADDRESSES, CAPITAL CONTRIBUTIONS AND SHARES

Name of Member	Capital Contribution		Shares
I. Part I: Class A Member
BroadVision, Inc. 1600 Seaport Boulevard Suite 550, North Building Redwood City, CA 94063	$8,000.00		80 Class A

II. Part II: Class B Member
CHRM LLC 93 Ridgeview Drive Atherton, CA 94027	$2,000.00	*	20 Class B

_______________
*The Members have nominally assigned a value of $2,000 to the Capital Contribution of the Class B Member reflecting proportionality with the initial Capital Contribution of the Class A Member. The Members deem the intellectual property rights contributed by the Class B Member to have a fair market value equal to 20% of the Company’s total Adjusted Asset Value at the time of admission of the Class B Member as a Member. In the event that the adjustment called for by Section 1.1(d)(ii) in connection with such admission results in an increase in the Company’s aggregate Adjusted Asset Value, the deemed value of the Capital Contribution of the Class B Member shall automatically be increased accordingly.

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